UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2013

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

California	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7800 Woodley Avenue Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 12, 2013, the Company adopted a pre-arranged stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and the Company’s policies regarding stock transactions. The Rule 10b5-1 plan has been established in connection with the current share repurchase authorization of the Board of Directors, although the Company reserves the right to make repurchases outside of the Rule 10b5-1 plan. The Rule 10b5-1 plan is intended to afford the Company the benefits provided by Rule 10b5-1, including enabling stock repurchases when the Company might otherwise be precluded from doing so.

Approved by the Board March 27, 2013, the stock repurchase program authorizes the repurchase of up to $30 million of the Company’s common stock from time to time on the open market or in private transactions.

As of December 13, 2013, the Company has invested $5.3 million to repurchase approximately 273,000 shares, representing close to one-percent of its outstanding common stock as reported at the end of the third quarter. All of the repurchases occurred during the fourth quarter of this year.

Authorization of the stock repurchase program and adoption of the 10b5-1 plan reflects the Board’s and management’s confidence in the Company’s fundamentals and its long-term future, along with a commitment to enhance shareholder value. The Board is also continuing its review of prudent capital allocation and the stock repurchase program and intends to seek shareholder input as part of this review.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: December 16, 2013	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer